Exhibit 99.1

NEWS release
P.O. Box 10, Manitowoc, WI 54221-0010 For further information, contact: Kevin M LeMahieu, Chief Financial Officer Phone: (920) 652-3200 / klemahieu@bankfirstwi.bank

FOR IMMEDIATE RELEASE

Bank First Announces Net Income for the Third Quarter of 2020

•	Net income of $11.0 and $26.5 million for the three and nine months ended September 30, 2020
•	Earnings per common share of $1.42 and $3.57 for the three and nine months ended September 30, 2020
•	Annualized return on average assets of 1.67% and 1.44% for the three and nine months ended September 30, 2020
•	Annualized loan growth of 16.84% during the three months ended September 30, 2020

MANITOWOC, Wis, October 20, 2020 -- Bank First Corporation (NASDAQ: BFC) (“Bank First”), the holding company for Bank First, N.A., reported net income of $11.0 million, or $1.42 per share, for the third quarter of 2020, compared with net income of $6.7 million, or $0.95 per share, for the respective prior-year period. For the nine months ended September 30, 2020, Bank First earned $26.5 million, or $3.57 per share, compared to $19.2 million, or $2.86 per share for the same period in 2019.

Operating Results

Net interest income (“NII”) during the third quarter of 2020 was $22.9 million, up $2.1 million from the previous quarter and up $2.6 million from the third quarter of 2019. NII for the first nine months of 2020 was $62.4 million, up from $50.9 million for the first nine months of 2019.

NII related to purchase accounting entries, resulting from Bank First’s purchases of Waupaca Bancorporation, Inc. (“Waupaca”) during the fourth quarter of 2017, Partnership Community Bancshares, Inc. (“Partnership”) during the third quarter of 2019, and Tomah Bancshares, Inc. (“Tomah”) during the second quarter of 2020 increased net income (after tax) during the third quarter of 2020 by $1.1 million, or $0.15 per share, compared to $2.6 million, or $0.37 per share, for the third quarter of 2019. For the first nine months of 2020 and 2019 the impact of these purchase accounting entries increased net income (after tax) by $2.5 million, or $0.34 per share, and $4.0 million, or $0.58 per share, respectively.

Net interest margin (“NIM”) was 3.84% for the third quarter of 2020, compared to 4.30% for the third quarter of 2019. The aforementioned purchase accounting entries added 0.26% and 0.70% to NIM for each of these periods, respectively. NIM was 3.77% for the first nine months of 2020, including 0.21% from the impact of purchase accounting entries, compared to 3.98%, including 0.40% from the impact of purchase accounting entries, for the first nine months of 2019. Bank First’s ability to aggressively manage its cost of funds throughout the downturn in the overall interest rate environment caused by the economic fallout of the COVID-19 pandemic (“COVID”) has allowed it to experience only 0.02% deterioration in NIM during these periods, net of purchase accounting impacts. Cost of funds on interest bearing liabilities totaled 0.73% for the third quarter of 2020, down 0.84% from 1.57% for the third quarter or 2019. Bank First’s low reliance on time deposits compared to peers allowed for this swift response without the need to wait for the maturity of significant levels of high-rate time deposits entered into in prior periods.

Bank First recorded a provision for loan losses of $1.4 million during the third quarter of 2020, compared to $3.0 million during the third quarter of 2019. Provision expense was $5.5 million for the first nine months of 2020 compared to $4.1 million for the same period during 2019. Net loan charge-offs totaled $1.1 million during the third quarter of 2020. One charge-off during the quarter, totaling $0.6 million, resulted from the transfer of $2.1 million in loans from a relationship acquired in the Tomah acquisition to other real estate owned (“OREO”). This relationship had been identified as credit-impaired at the time the Tomah acquisition closed, and a reserve against these balances of $0.7 million had been established at that time. Management continues to monitor the stress on the overall economy caused by COVID as well as specific impacts on Bank First’s customers, which have been limited to date, and these factors will guide assessments of the adequacy of the allowance for loan losses in future quarters.

Noninterest income was $5.1 million for the third quarter of 2020, compared to $3.1 million for the third quarter of 2019. As in other recent quarters, the largest change in noninterest income from a year-over-year quarter comparison was net gains on sales of mortgage loans to the secondary market which totaled $1.3 million during the third quarter of 2020, compared to $0.5 million during the third quarter of 2019. Income from Bank First’s ownership in Ansay & Associates, LLC, totaled $1.0 million during the third quarter of 2020, comparing favorably to $0.3 million during the prior-year third quarter. Finally, service charges earned by Bank First increased from $0.9 million during the third quarter of 2019 to $1.3 million during the third quarter of 2020, reflecting the increased scale resulting from the acquisition of Tomah as well as lower current quarter earnings credit rates which are used to offset service charges on certain larger depository relationships.

Noninterest expense was $12.2 million in the third quarter of 2020, compared to $14.4 million during the previous quarter and $12.1 million during the third quarter of 2019. Data processing expense increased $0.1 million and $0.3 million from the prior quarter and prior-year third quarter, respectively. These increases were primarily the result of higher “per-account” charges as a result of additional customer relationships from the acquisitions of Partnership and Tomah as well as relationships added during the origination of Paycheck Protection Program (“PPP”) loans primarily during the second quarter of 2020. Minimal net gains on sales and valuations of OREO during the third quarter of 2020 compared favorably to net losses of $0.5 million during the prior quarter. Finally, outside service fee expense decreased by $0.5 million from the prior quarter and $0.3 million from the prior-year third quarter. Expenses related to the closing of the Partnership and Tomah acquisitions in each of those previous quarters along with no acquisitions closing during the current quarter led to the favorable comparison. Trailing acquisition expenses related to Bank First’s acquisition of Tomah, which closed on May 15, 2020, totaled $0.1 million during the third quarter of 2020, compared to acquisition expenses of $0.8 million during the prior quarter and $0.9 million in the prior-year third quarter.

Balance Sheet

Total assets were $2.64 billion at September 30, 2020, up $429.0 million from December 31, 2019, and $475.7 million from September 30, 2019. Total loans were $2.19 billion at September 30, 2020, up $456.9 million from December 31, 2019, and $479.0 million from September 30, 2019. Purchased loan balances included in the acquisition of Tomah during May 2020 totaled $111.9 million. Bank First originated PPP loans totaling $278.1 million and $1.5 million during the second and third quarters of 2020, respectively. Bank First experienced 16.8% annualized loan growth during the third quarter of 2020, gaining market share in its communities by capitalizing on new relationships formed through its ability to assist businesses during the first half of 2020 when their former financial institutions were unresponsive. Total deposits, nearly all of which remain core deposits, were $2.27 billion at September 30, 2020, up $427.7 million from December 31, 2019, and up $433.0 million from September 30, 2019. Deposit balances assumed during the acquisition of Tomah in May 2020 totaled $171.1 million. Noninterest-bearing demand deposits increased $124.7 million year-over-year, comprising 30.4% of total deposits at September 30, 2020 compared to 30.8% one year earlier.

Asset Quality

Nonperforming assets at September 30, 2020 totaled $20.8 million, down from $25.0 million at the end of the prior quarter, and up from $11.5 million and $11.3 million at the end of the fourth and third quarters of 2019, respectively. Nonperforming assets to total assets ended the third quarter of 2020 at 0.79%, down from 0.94% at the end of the prior quarter, and up from 0.52% at the end of both the fourth and third quarters of 2019. A majority of the increase in non-performing assets during the first nine months of 2020 relate to one commercial real estate loan totaling $7.5 million which was moved to nonaccrual status during June 2020. While payments have remained current on this loan, the move to nonaccrual status was deemed prudent by management due to the loss of a significant tenant in the underlying commercial property.

Since the inception of the COVID-19 pandemic, Bank First has proactively worked with its customers to ensure that, consistent with the guidance of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, it is partnering with them to navigate the economic shocks resulting from legislative actions intended to slow the spread of the virus. As part of this process, payment deferrals were granted to over 625 Bank First customers on loans totaling over $271.5 million. These deferrals were primarily for lengths in the range of 60 to 180 days, and were a combination of deferrals of principal payments only (89.7% by dollar value) or both principal and interest payments (10.3% by dollar value). At June 30, 2020, Bank First had 482 loans totaling $221.1 million that were in some stage of deferral in coordination with the CARES Act. As of September 30, 2020, these totals had decreased to 383 loans totaling $187.3 million. Based on current projections, and subject to change based on future identified customer needs, it is anticipated that these numbers will further decrease to approximately 110 loans totaling $57.5 million as of October 31, 2020, and 30 loans totaling $22.5 million by December 31, 2020. In total Bank First has approved 17 loans totaling $14.1 million for secondary deferrals when the original deferral period had expired.

Capital Position

Stockholders’ equity totaled $286.1 million at September 30, 2020, an increase of $55.9 million from the end of 2019 and $60.8 million from September 30, 2019. The acquisition of Tomah during May 2020 added $29.4 million to capital while continued strong earnings offset by dividends totaling $4.5 million through the first nine months of 2020 led to a majority of the remaining increase in capital year-to-date. Tangible book value per share of Bank First’s common stock saw an annualized increase of 19.6% during the third quarter of 2020, and has seen an annualized increase of 18.3% through the first nine months of 2020.

Dividend Declaration

Bank First’s Board of Directors approved a quarterly cash dividend of $0.21 per common share, payable on January 6, 2021, to shareholders of record as of December 23, 2020.

Bank First Corporation provides financial services through its subsidiary, Bank First, which was incorporated in 1894. The Bank is an independent community bank with 24 banking locations in Wisconsin. The Bank has grown through both acquisitions and de novo branch expansion. The Bank offers loan, deposit and treasury management products at each of its banking offices. Insurance services are available through our bond with Ansay & Associates, LLC. Trust, investment advisory and other financial services are offered through the Bank’s partnership with Legacy Private Trust, an alliance with Morgan Stanley and an affiliation with McKenzie Financial Services, LLC. The Bank is a co-owner of a data processing subsidiary, UFS, LLC, which provides data and technology services to banks in the Midwest. The Company employs approximately 311 full-time equivalent staff and has assets of approximately $2.6 billion. Further information about Bank First Corporation is available by clicking on the Investor Relations tab at www.BankFirstWI.bank.

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Forward Looking Statements: This news release may contain certain “forward-looking statements” that represent Bank First Corporation’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by Bank First Corporation or on its behalf. Bank First Corporation disclaims any obligation to update such forward-looking statements. In addition, statements regarding historical stock price performance are not indicative of or guarantees of future price performance.

Bank First Corporation

Consolidated Financial Summary (Unaudited)

(In thousands, except per share data)	At or for the Three Months Ended					At or for the Nine Months Ended
	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019	9/30/2020	9/30/2019
Results of Operations:
Interest income	$25,928	$24,382	$23,296	$23,795	$25,489	$73,606	$65,370
Interest expense	3,003	3,586	4,653	5,015	5,176	11,242	14,483
Net interest income	22,925	20,796	18,643	18,780	20,313	62,364	50,887
Provision for loan losses	1,350	3,150	975	1,125	3,000	5,475	4,125
Net interest income after provision for loan losses	21,575	17,646	17,668	17,655	17,313	56,889	46,762
Noninterest income	5,115	7,764	3,897	3,211	3,145	16,776	9,421
Noninterest expense	12,202	14,438	12,741	11,182	12,087	39,381	31,578
Income before income tax expense	14,488	10,972	8,824	9,684	8,371	34,284	24,605
Income tax expense	3,534	2,676	1,558	2,225	1,712	7,768	5,370
Net income	$10,954	$8,296	$7,266	$7,459	$6,659	$26,516	$19,235

Earnings per common share - basic	$1.42	$1.11	$1.03	$1.05	$0.95	$3.57	$2.86
Earnings per common share - diluted	1.42	1.11	1.02	1.04	0.93	3.56	2.83

Common Shares:
Basic weighted average	7,673,572	7,395,199	7,083,520	7,084,728	6,985,767	7,367,793	6,679,481
Diluted weighted average	7,691,326	7,405,995	7,128,247	7,182,854	7,134,674	7,412,673	6,808,177
Outstanding	7,729,762	7,733,457	7,155,955	7,084,728	7,084,728	7,729,762	7,084,728

Noninterest income / noninterest expense:
Service charges	$1,343	$1,158	$916	$1,110	$918	$3,417	$2,396
Income from Ansay	970	710	891	55	319	2,571	1,737
Income from UFS	720	850	897	842	768	2,467	2,093
Loan servicing income	538	226	462	(291)	374	1,226	841
Net gain on sales of mortgage loans	1,304	1,332	460	627	533	3,096	774
Net gain on sales of securities	-	3,233	-	611	-	3,233	257
Noninterest income from strategic alliances	16	16	17	21	26	49	74
Other noninterest income	224	239	254	236	207	717	1,249
Total noninterest income	$5,115	$7,764	$3,897	$3,211	$3,145	$16,776	$9,421

Personnel expense	$6,609	$6,608	$6,452	$5,918	$6,272	$19,669	$16,985
Occupancy, equipment and office	1,171	921	1,275	1,103	1,076	3,367	2,757
Data processing	1,463	1,334	1,199	1,478	1,158	3,996	3,031
Postage, stationery and supplies	219	277	172	141	135	668	450
Net (gain) loss on sales and valuations of other real estate owned	(32)	467	976	36	(10)	1,411	(109)
Advertising	41	69	55	88	53	165	180
Charitable contributions	110	127	123	69	225	360	497
Outside service fees	888	1,394	801	204	1,171	3,083	2,837
Amortization of intangibles	418	362	334	373	374	1,114	696
Penalty for early extinguishment of debt	-	1,323	-	-	-	1,323	-
Other noninterest expense	1,315	1,556	1,354	1,772	1,633	4,225	4,254
Total noninterest expense	$12,202	$14,438	$12,741	$11,182	$12,087	$39,381	$31,578

(In thousands, except per share data)	At or for the Three Months Ended					At or for the Nine Months Ended
	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019	9/30/2020	9/30/2019
Period-end balances:
Loans	$2,193,228	$2,115,023	$1,765,242	$1,736,343	$1,714,213	$2,193,228	$1,714,213
Allowance for loan losses	16,318	16,071	12,967	11,396	10,131	16,318	10,131
Investment securities available-for-sale, at fair value	173,334	174,067	172,070	181,506	136,935	173,334	136,935
Investment securities held-to-maturity, at cost	6,670	9,579	43,732	43,734	42,605	6,670	42,605
Goodwill and other intangibles, net	65,110	65,559	52,789	53,122	54,153	65,110	54,153
Total assets	2,639,247	2,657,911	2,200,320	2,210,268	2,163,501	2,639,247	2,163,501
Deposits	2,271,040	2,263,145	1,847,209	1,843,311	1,838,080	2,271,040	1,838,080
Stockholders' equity	286,104	276,100	237,682	230,211	225,332	286,104	225,332
Book value per common share	37.01	35.70	33.21	32.49	31.81	37.01	31.81
Tangible book value per common share	29.12	27.76	26.44	25.60	24.86	29.12	24.86

Average balances:
Loans	$2,140,008	$2,034,738	$1,744,576	$1,718,705	$1,682,932	$1,973,716	$1,513,552
Interest-earning assets	2,423,168	2,329,097	2,011,382	1,976,420	1,923,451	2,555,165	1,752,714
Total assets	2,626,136	2,520,882	2,196,662	2,160,080	2,095,357	2,448,544	1,891,257
Deposits	2,260,065	2,130,100	1,843,039	1,835,430	1,786,373	2,078,400	1,633,726
Interest-bearing liabilities	1,636,606	1,589,127	1,476,814	1,373,320	1,310,757	1,567,768	1,198,799
Goodwill and other intangibles, net	61,276	53,836	48,606	49,071	42,373	54,633	25,612
Stockholders' equity	281,656	256,529	233,470	228,404	227,205	257,308	194,778

Financial ratios:
Return on average assets	1.67%	1.32%	1.32%	1.37%	1.27%	1.44%	1.36%
Return on average common equity	15.56%	12.94%	12.45%	12.96%	11.72%	13.74%	13.17%
Average equity to average assets	10.73%	10.18%	10.63%	10.57%	10.84%	10.51%	10.30%
Stockholders' equity to assets	10.84%	10.39%	10.80%	10.42%	10.42%	10.84%	10.42%
Tangible equity to tangible assets	8.73%	8.27%	8.79%	8.39%	8.33%	8.73%	8.33%
Loan yield	4.65%	4.66%	5.07%	5.22%	5.73%	4.78%	5.44%
Earning asset yield	4.33%	4.29%	4.74%	4.86%	5.37%	4.44%	5.08%
Cost of funds	0.73%	0.91%	1.27%	1.45%	1.57%	0.96%	1.62%
Net interest margin, taxable equivalent	3.84%	3.67%	3.81%	3.85%	4.30%	3.77%	3.98%
Net loan charge-offs to average loans	0.20%	0.01%	-0.14%	-0.01%	1.20%	0.03%	0.48%
Nonperforming loans to total loans	0.84%	1.09%	0.42%	0.31%	0.30%	0.84%	0.30%
Nonperforming assets to total assets	0.79%	0.94%	0.51%	0.52%	0.52%	0.79%	0.52%
Allowance for loan losses to loans	0.74%	0.76%	0.73%	0.66%	0.59%	0.74%	0.59%